Exhibit 99.1

NEXSTAR BROADCASTING ANNOUNCES $250 MILLION

OFFERING OF SENIOR NOTES

Irving, TX – January 21, 2015 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) announced today that its wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), intends to offer, subject to market and other customary conditions, $250.0 million in aggregate principal amount of new senior notes due 2022 (the “Notes”) in a private offering. The Notes will be senior unsecured obligations of Nexstar Broadcasting and will be guaranteed by the Company and Mission Broadcasting Inc. (“Mission”) and certain of Nexstar Broadcasting’s and Mission’s future restricted subsidiaries on a senior unsecured basis.

Nexstar Broadcasting intends to use the net proceeds from this offering to fund the proposed acquisitions of three television stations in three markets from Landmark Television, LLC and Landmark Media Enterprises, LLC, Meredith Corporation and SagamoreHill of Phoenix, LLC, and Pappas Telecasting of Iowa, LLC and KCWI License, LLC (collectively, the “Pending Acquisitions”), to pay related fees and expenses and for general corporate purposes. If any of the Pending Acquisitions are not consummated, the proceeds of this offering intended to fund such Pending Acquisitions will be used to pay fees and expenses and for general corporate purposes. This offering is not conditioned on the consummation of the Pending Acquisitions or any other transactions.

The Notes and related guarantees will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 105 television stations and 34 related digital multicast signals reaching 56 markets or approximately 15.6% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV, Me-TV, and LATV. Nexstar’s 56 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions, including the Pending Acquisitions, Nexstar will own, operate, program or provide sales and other services to 110 television stations and related digital multicast signals reaching 58 markets or approximately 18% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

# # #